Exhibit 99

Investor Contact:	Media Contact:
Douglas A. Shumate	Mary Catherine R. Bassett
Senior Vice President	Director, Communications
Chief Financial Officer	706-385-8104
706-385-8189	mbassett@itcdeltacom.com
dshumate@itcdeltacom.com

ITC^DELTACOM TO OFFER $300 MILLION OF SECOND PRIORITY SENIOR SECURED NOTES AND FLOATING RATE NOTES

West Point, Ga. – (March 15, 2004) – ITC^DeltaCom, Inc. (NASDAQ: ITCD), a leading provider of integrated communications services to customers in the southeastern United States, today announced that it intends to offer, subject to market and other conditions, $300 million in aggregate principal amount of Second Priority Senior Secured Notes due 2011 and Floating Rate Second Priority Senior Secured Notes due 2010.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons under Regulation S of the Securities Act. The interest rates, offering prices, ultimate aggregate principal amounts and other terms of the notes are to be determined. The notes will be guaranteed on a senior basis by ITC^DeltaCom’s subsidiaries.

The net proceeds from the placement of the notes will be used to repay or refinance approximately $281 million of the Company’s existing senior and junior secured credit facilities and other indebtedness as of February 29, 2004, and for working capital and other general corporate purposes.

The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States.